Exhibit 99.1

FOR IMMEDIATE RELEASE

March 5, 2012

Contact: Cloud Peak Energy Inc.
Karla Kimrey
Vice President, Investor Relations
720-566-2932

CLOUD PEAK ENERGY INC. ANNOUNCES NEW INDEPENDENT DIRECTOR

PATRICK CONDON

GILLETTE, Wyo.—March 5, 2012— Cloud Peak Energy Inc. (NYSE:CLD), one of the largest U.S. coal producers and the only pure-play Powder River Basin (PRB) coal company, today announced that, effective March 5, 2012, Patrick Condon has been elected to the Cloud Peak Energy Board of Directors and will also serve as a member of the Audit Committee and the Nominating and Corporate Governance Committee of the Board.

Condon is a retired partner and currently a consultant to Deloitte & Touche LLP.  He joined Deloitte & Touche in 2002, where he provided various consulting and attest services to clients until his retirement in 2011.  Condon also held a number of regional and national leadership roles within Deloitte & Touche.  Condon worked for Arthur Andersen LLP from 1970 to 2002, providing various consulting and attest services.  Condon earned a Bachelor of Science in Business Administration degree in Accounting from John Carroll University and is a certified public accountant.

Keith Bailey, Chairman of the Board of Cloud Peak Energy, said, “We are very excited to have Pat join our Board.  Pat has a strong and diverse background that includes leading audit and consulting engagements at large companies in the energy and other industries and leading established operating units and shared services organizations in professional services firms.  Pat is also experienced in corporate transactions and financings and corporate governance.   We look forward to his valuable insights and contributions to our company.”

The company also announced that Director Chris Tong has provided notice to the Board of Directors of Cloud Peak Energy that he will not stand for re-election upon the expiration of his current term at the company’s 2012 annual stockholders meeting.  Tong joined the Board in October 2009 prior to Cloud Peak Energy’s 2009 initial public offering.  Tong provided his notice to the Board as described above to allow additional time with his family and his other professional activities.

Bailey said, “I would like to thank Chris for his many contributions to our company and Board.  He brought significant financial, capital markets and energy industry experience to the Board and its Committees, and has played a critical role during Cloud Peak Energy’s successful transition to a stand-alone public company since our 2009 initial public offering.  We wish Chris the very best in his future endeavors.”

About Cloud Peak Energy®

Cloud Peak Energy Inc. (NYSE:CLD) is headquartered in Wyoming and is one of the largest U.S. coal producers and the only pure-play PRB coal company.  As one of the safest coal producers in the nation, Cloud Peak Energy specializes in the production of low sulfur, subbituminous coal.  The company owns and operates three surface coal mines in the PRB, the lowest cost major coal producing region in the nation.  The Antelope and Cordero Rojo mines are located in Wyoming and the Spring Creek mine is located near Decker, Montana.  With approximately 1,600 employees, the company is widely recognized for its exemplary performance in its safety and environmental programs.  Cloud Peak Energy is a sustainable fuel supplier for approximately 4 percent of the nation’s electricity.

SOURCE: Cloud Peak Energy Inc.

Cloud Peak Energy Inc.
Karla Kimrey, 720-566-2900
Vice President, Investor Relations